Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Phillip G. Creek
        Senior Vice President, Chief Financial Officer
        M/I Homes, Inc.
        (614) 418-8011

CHANGES TO M/I HOMES
BOARD OF DIRECTORS

Columbus, Ohio (February 17, 2006) - M/I Homes, Inc. (NYSE: MHO) today announced that Lewis R. Smoot, Sr., an independent director of the Company’s Board, has informed the Company of his decision not to stand for re-election at the Company’s 2006 Annual Meeting. In connection with Mr. Smoot’s decision, the Company announced that the Board has nominated The Honorable Yvette McGee Brown to stand for election at the Company’s 2006 Annual Meeting.

Lewis R. Smoot, Sr., President and Chief Executive Officer of The Smoot Corporation, a construction contractor and management concern, has been on M/I’s Board since 1993. During his tenure, Mr. Smoot has served on the Executive Committee and as Chairman of the Nominating and Governance Committee. M/I Homes Chairman and CEO Robert H. Schottenstein stated “Lewis has served with great distinction as a member of our Board since 1993. His counsel, wisdom and guidance have contributed greatly to the success and growth of our business for which we are sincerely grateful. We have benefited from his leadership and expertise and wish our very good friend and colleague the very best.”

In connection with Mr. Smoot’s decision and upon recommendation by the Nominating and Governance Committee, the Board has nominated The Honorable Yvette McGee Brown, President of The Center for Child and Family Advocacy at Columbus Children’s Hospital, to stand for election to the Board of Directors. Mr. Schottenstein stated, “We are delighted at the prospect of adding Yvette to the M/I Homes Board. Yvette enjoyed a distinguished career as a judge and has received numerous honors for her public service and community involvement. We will benefit from her leadership experience and look forward to her contributions to our Company.” Mr. Smoot added “We are pleased that Yvette has accepted our invitation to stand for election to the M/I Homes Board and I am honored to have her nominated to follow my service to the Company.”

Prior to her role as President of The Child for Center and Family Advocacy, Ms. McGee Brown served as a Judge in the Franklin County Court of Common Pleas, Division of Domestic Relations and Juvenile Court. She also serves on the Board of Directors of Fifth Third Bank of Central Ohio; Capital University; The Ohio State University Alumni Association; The Columbus Coalition Against Family Violence; the Ohio Network of Child Advocacy Centers; and the YWCA. Ms. McGee Brown also chairs the Columbus Catholic Diocese Board of Review for the Protection of Young Children.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having delivered nearly 64,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes, Showcase Homes and Shamrock Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; Delaware; and the Virginia and Maryland suburbs of Washington, D.C.